Exhibit 99.1

GMX RESOURCES INC.

FOR IMMEDIATE RELEASE

FOR ADDITIONAL INFORMATION CONTACT:

Ken L.Kenworthy, Sr. Executive V.P., CFO 405.600.0711 x 16	Ken L. Kenworthy, Jr. President, CEO 405.600.0711 x 11

GMX RESOURCES INC. Announces Year End Proved Reserves 64.3 BCFE Beat Estimates and Re-Completions Exceeded Expectations

Oklahoma City, Oklahoma, Wednesday, January 12, 2005 GMX RESOURCES INC., NASDAQ NMS: ‘GMXR’; Warrants: ‘GMXRW’, (www.gmxresources.com); GMXR announced today that its estimated proved reserves grew 21% from 12/31/03 to 64.3 BCFE at 12/31/04 and GMXR’s reserves are now 88% natural gas according to its independent engineer, Sproule Associates Inc. The 64.3 Bcfe in proved reserves exceeded the Company’s recent published internal estimate of 62 Bcfe. A significant part of this increase is as a result of additional proved reserves established by eight successful re-completions in the last 11 months and the 17 gross (5 net) wells that were drilled in 2004 in the Company’s joint venture development. Also, 4th quarter production is estimated at 421 MMCFE, which is an increase of 76% over the 4th quarter of 2003 and up 33% from the third quarter of 2004. “We plan to continue the re-completion effort and new drilling in 2005. Additional types of low cost projects as well as Travis Peak/Pettit twins should continue to add reserves to our East Texas development play,” stated Ken L. Kenworthy, Jr., CEO of GMXR.

GMX RESOURCES INC. is an independent natural gas producer, headquartered in Oklahoma City, Oklahoma. GMXR has interests in 67 gross/44.9 net producing wells in Texas, Louisiana & New Mexico. GMXR also has a large inventory of development prospects in North Carthage Field of East Texas as follows: 67 gross- 39 net Cotton Valley Sand (CVS) proved undeveloped wells, 113 gross- 74 net CVS probable locations on 160-80 acre spacing and 275 gross- 150 net probable CVS locations on 40 acre spacing. The Company’s strategy is to significantly grow production, grow its natural gas reserves and build shareholder value.

This press release includes certain statements that may be deemed to be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the company expects, believes or anticipates will or may occur in the future are forward-looking statements. They include statements regarding the company’s financing plans and objectives, drilling plans and objectives, related exploration and development costs, number and location of planned wells, reserve estimates and values, statements regarding the quality of the company’s properties and potential reserve and production levels. These statements are based on certain assumptions and analysis made by the company in light of its experience and perception of historical trends, current conditions, expected future developments, and other factors it believes appropriate in the circumstances, including the assumption that there will be no material change in the operating environment for the company’s properties. Such statements are subject to a number of risks, including but not limited to commodity price risks, drilling and production risks, risks relating to the company’s ability to obtain financing for its planned activities, risks related to weather and unforeseen events, governmental regulatory risks and other risks, many of which are beyond the control of the company. Reference is made to the company’s reports filed with the Securities and Exchange Commission for a more detailed disclosure of the risks. For all these reasons, actual results or developments may differ materially from those projected in the forward-looking statements.